PROSPECTUS


                                PMC-SIERRA, INC.


                             2001 STOCK OPTION PLAN


         This Prospectus relates to shares of common stock (the "Common Stock") of PMC-Sierra, Inc. (the "Company") offered to employees and consultants of the Company pursuant to options granted under the Company's 2001 Stock Option Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.


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             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.

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         The Company's  executive offices are located at Mission Tower One, 3975
Freedom Circle, Santa Clara, CA 95054, and its telephone number at that location is (408) 239-8000.


                 The date of this Prospectus is August 23, 2002

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         This  Prospectus  contains  information  concerning the Company and the
Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to the Treasurer of PMC-Sierra, Inc., at Mission Tower One, 3975 Freedom Circle, Santa Clara, CA 95054. The telephone number is (408) 239-8000.

         Except for the written information provided by the Treasurer, the Company has not authorized any information or representations, other than those contained in this Prospectus, to be given or made in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.



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




                         QUESTIONS AND ANSWERS ABOUT THE
                                PMC-SIERRA, INC.

                             2001 STOCK OPTION PLAN


What is the 2001 Stock Option Plan?

         The Company's 2001 Stock Option Plan (the "Plan") was adopted in 2001 by the Company's Board of Directors to enable employees and consultants of the Company or any parent or subsidiary to own stock in the Company.

         The Plan is not a qualified deferred compensation plan under 401(a) of the United States Internal Revenue Code of 1986, as amended, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan will expire by its own terms in January 2011, unless terminated sooner by the board of directors of the Company.

What Should I Know about this Prospectus?

         This prospectus describes the main features of the Plan as of April 4, 2002. However, this prospectus does not contain all of the terms and conditions of the official plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

How Many Shares of Stock are Reserved for Issuance Under the Plan?

         The Company has reserved a total of 1,830,641 shares of Common Stock for issuance under the Plan plus any shares subject to options assumed in connection with certain of the Company's acquisitions which expire or become unexercisable without having been exercised in full or are surrendered pursuant to an option exchange program.

Who Administers the Plan?

         The Board of Directors and a compensation committee (the "Committee") appointed by the Board of Directors of the Company administers the Plan. The Committee is currently composed of two non-employee directors of the Company. Members of the Board of Directors are elected to serve until the next annual meeting of shareholders. In addition, two directors serve as members of a Stock Option Committee (acting together) to approve stock option grants of up to 25,000 shares per person, provided such grant does not include any person subject to Section 16 of the Securities Exchange Act of 1934. The Company's Board of directors are elected to one- year terms and may generally be removed from office upon a sufficient vote by the Company's shareholders.

         The Committee has final authority to interpret any provision of the Plan or any grant made under the Plan.


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

Who is Eligible to Participate in the Plan?

         Certain employees and consultants of the Company or any subsidiary of the Company are eligible to receive nonstatutory stock options ("NSOs").

Who Selects the Employees and Consultants Who Receive Grants?

         The Committee and the Stock Option Committee select the employees and consultants who receive options or rights under the Plan, and, subject to the provisions of the Plan, determines the terms of each option or right and the number of shares subject to each option.

What Kinds of Grants are Permitted Under the Plan?

         Only NSOs will be granted under the Plan. The "Tax Information" section summarizes the tax treatment of NSOs.

What is a Stock Option?

         An option is a right to buy stock. NSOs are options that do not qualify as ISOs.

         The Committee determines the term of each option and the time each option may be exercised. However, the term of an option may not exceed ten years from the date of grant. The Committee also determines the option exercise price.

         If an optionee terminates his or her employment or consulting relationship for any reason, his or her option may be exercised to the extent it was exercisable at the date of such termination for a period of time determined by the Committee at the time the option is granted. In the case of a termination other than for disability or death, the period for exercise following termination may not exceed 90 days. The specific period applicable to an option is set forth in the stock option agreement. In the case of termination for disability or death, the period for exercise is 12 months. In no event may an option be exercised after the expiration of the original term of the option.

         The Committee determines how an optionee may pay the exercise price of an option. The Plan specifically states that the following are acceptable forms of consideration: cash, check, promissory note, certain other shares of Common Stock, or delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale or loan of the shares exercised (often referred to as a "cashless exercise"). Subject to certain restrictions, an optionee who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have the Company retain a sufficient number of shares to cover the withholding obligation.


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

What Terms Apply to All Options?

         Agreements. Each option granted under the Plan will be evidenced by a written agreement between the Company and the employee or consultant to whom the award is granted.

         Non-transferability of Options. Options granted under the Plan are non-transferable by the participant, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Options may be exercised during the lifetime of the participant only by the participant.

         Adjustment on Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option and in the number of shares subject to each option. In the event of a proposed dissolution or liquidation of the Company, all outstanding options will automatically terminate immediately prior to the consummation of such proposed action. The board may in its discretion, however, provide for the acceleration of the exercisability of any option under the Plan in such event.

         Effect of Acquisition of the Company. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or substituted by the successor corporation (or a parent or subsidiary or such successor corporation). Alternatively, the board may in its discretion provide for optionees to have the right to exercise their options as to all of the underlying shares, including shares as to which the options would not otherwise be exercisable. If the board determines that options will be made exercisable in lieu of assumption or substitution, the board will notify the optionees that the options will be exercisable for a period of 15 days from such notice, after which the options will terminate.

         Amendment and Termination. The board of directors may amend, alter, suspend or discontinue the Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding option without the consent of the holder.


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


TAX INFORMATION

         The following is a brief summary of the effect of U.S. federal income tax laws upon options granted under the Plan based on U.S. federal securities and income tax laws currently in effect as of August 23, 2002.

         This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or the provisions of any income tax laws of any municipality, state or foreign country in which an optionee may reside. An optionee should consult his or her own tax advisor regarding the taxation of these options. An optionee should consult with his or her own tax advisor regarding the taxation of these options in the event the optionee is not subject to the tax laws of the United States.

         Nonstatutory Stock Options. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

         Capital Gains. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is currently taxed at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is currently taxed at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed by PMC-Sierra, Inc. (the "Company") with the Securities and Exchange Commission are hereby incorporated by reference:

         (A) The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

         (B) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

         (C) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002.

         (D) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed on March 21, 1991 (incorporating by reference the Registration Statement on Form S-1, File No. 33-39406), as amended by the Registration Statements on Form 8-A12G filed on May 14, 2001 and November 20, 2001.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.